Exhibit 99.1

Item 1A.	Risk Factors

If the Company is required to write down goodwill and other intangible assets, the Company’s financial condition and results would be negatively affected.

When NFP acquires a business, a substantial portion of the purchase price of the acquisition is allocated to goodwill and other identifiable intangible assets. The amount of the purchase price which is allocated to goodwill and other intangible assets is determined by the excess of the purchase price over the net identifiable assets acquired. As of December 31, 2008, goodwill of $635.7 million, net of accumulated amortization of $12.1 million, represented 77.2% of the Company’s total stockholders’ equity. As of December 31, 2008, other intangible assets, including book of business, management contracts, institutional customer relationships and trade name, of $462.1 million, net of accumulated amortization of $180.3 million, represented 56.1% of NFP’s total stockholders’ equity.

On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), which addresses the financial accounting and reporting standards for the acquisition of intangible assets outside of a business combination and for goodwill and other intangible assets subsequent to their acquisition. This accounting standard requires that goodwill and intangible assets deemed to have indefinite lives no longer be amortized but instead be tested for impairment at least annually (or more frequently if impairment indicators arise). Other intangible assets will continue to be amortized over their useful lives. In accordance with SFAS 142, NFP recognized an impairment loss on goodwill and identifiable intangible assets not subject to amortization of $35.0 million, $5.5 million, $5.2 million, $3.1 million and $2.4 million for the years ended December 31, 2008, 2007, 2006, 2005 and 2004, respectively.

On January 1, 2002, the Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). In accordance with SFAS 144, long-lived assets, such as property, plant and equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. NFP recognized an impairment loss on identifiable intangible assets subject to amortization of $6.3 million, $2.4 million, $5.6 million, $5.0 million and $2.4 million for the years ended December 31, 2008, 2007, 2006, 2005 and 2004, respectively.

Under current accounting standards, if NFP determines goodwill or intangible assets are impaired, NFP will be required to write down these assets. Any write-down would have a negative effect on the consolidated financial statements. Subsequent to the end of the third quarter of 2008, NFP’s stock price declined below net book value per share. Due to the significant deterioration in the NFP stock price, NFP was required to perform the goodwill impairment test under SFAS 142 during the fourth quarter of 2008. Based upon analysis, NFP concluded that the decline in stock price did not require NFP to recognize an impairment due to the decline in stock price below net book value per share. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Impairment of goodwill and other intangible assets” found elsewhere in this report. If the stock price remains below the net book value per share, or other negative business factors exist as outlined in SFAS 142, the Company may be required to perform another goodwill impairment analysis, which could result in an impairment of up to the entire balance of the Company’s goodwill. Additionally, significant impairment charges may impact compliance with the financial covenants of NFP’s credit facility.